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Price Waterhouse LLP
                                                                    Exhibit 23.1


                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-88174) of our report dated March 24, 1998 appearing on page 25 of Brookstone, Inc.'s Annual Report on Form 10K for the year ended January 31, 1998. We also consent to the application of such report to the Financial Statement Schedules for the three years ended January 31, 1998 listed in Item 14(a)(2) of such Annual Report on Form 10-K when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules.


/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
May 1, 1998